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                     August 1, 2022

       Caroline Beasley
       Chief Executive Officer
       Beasley Broadcast Group, Inc.
       3033 Riviera Drive, Suite 200
       Naples, Florida 34103

                                                        Re: Beasley Broadcast
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Form 8-K filed May
9, 2022
                                                            File No. 000-29253

       Dear Caroline Beasley:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Brian D. Miller